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                                                                      Exhibit 12

                                  AMENDMENT TO
                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of September 18, 1998, by and between COMSAT Corporation ("COMSAT"), a District of Columbia corporation, and Allen E. Flower, a resident of the Commonwealth of Virginia (the "Executive"). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

     WHEREAS, COMSAT and the Executive have entered into that certain Amended and Restated Employment Agreement, dated as of April 18, 1997, and amended as of July 18, 1997 (the "Employment Agreement");

     WHEREAS, COMSAT and the Executive reserved the right to amend the Employment Agreement pursuant to the terms thereof; and

     WHEREAS, COMSAT and the Executive desire to amend the Employment Agreement, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, COMSAT and the Executive agree as follows:

1. THE FIRST SENTENCE OF SECTION 1(A) OF THE EMPLOYMENT AGREEMENT IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS SET FORTH BELOW:

     "COMSAT shall employ the Executive to serve as Vice-President and Chief Financial Officer of COMSAT or any successor entity for a period (the "Employment Period") commencing on April 18, 1997 (the "Effective Date") and continuing thereafter until April 17, 2002, unless terminated in accordance with the provisions of this Agreement; provided, however, that upon the occurrence of a Change in Control (as defined below), the Employment Period shall automatically end on the third anniversary of the date of such Change in Control."

2. A NEW SECTION 2.1, AS SET FORTH BELOW, IS HEREBY ADDED TO THE EMPLOYMENT AGREEMENT IMMEDIATELY FOLLOWING SECTION 2 THEREOF:

     "2.1  Retention Bonuses.
           -----------------

     (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

          (1) "Closing Date" shall mean the date of the closing of the Lockheed Merger.
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          (2)  "Closing Bonus" shall mean a bonus payable pursuant to Section
     2.1(b) below.

          (3) "Drop Dead Date" shall mean the earlier of (i) the date of the termination of the Lockheed Merger pursuant to the Lockheed Merger Agreement, or (ii) the date of the second anniversary of the Signing Date.

          (4) "Eighteen Month Anniversary Date" shall mean the date which is eighteen months after the Closing Date.

          (5) "Lockheed Merger" shall mean the proposed merger of COMSAT and Lockheed Martin Corporation ("Lockheed") pursuant to the Lockheed Merger Agreement.

          (6) "Lockheed Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of September 18, 1998, among COMSAT, Lockheed and Deneb Corporation.

          (7)  "Post-Closing Bonus" shall mean a bonus payable pursuant to
     Section 2.1(c) below.

          (8) "Signing Date" shall mean the date of the signing of the Lockheed Merger Agreement.

     (b) Closing Bonus. Subject to subsection (e) of this Section 2.1, if the Executive is continuously employed by COMSAT from the Signing Date through the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, through the Drop Dead Date) and the Executive has not received or delivered a notice of termination on or before the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, on or before the Drop Dead Date), the Executive shall receive a Closing Bonus in an amount to be determined as follows: if the Closing Date occurs prior to the Drop Dead Date or if the Closing Date has not occurred as of the Drop Dead Date, the amount of such Closing Bonus shall be equal to one hundred and fifty percent (150%) of the sum (such sum, the Executive's "Closing Date Total Cash Compensation") of (i) the Executive's Base Salary as in effect on the Closing Date (or the Drop Dead Date, if applicable) or, if higher, as in effect immediately prior to the Signing Date, and (ii) the Executive's targeted Annual Bonus (assuming that all target levels and performance measures are achieved to the maximum extent) under COMSAT's Annual Incentive Plan for the year in which the Closing Date (or the Drop Dead Date, if applicable) occurs or, if higher, the year in which the Signing Date occurs.

     (c) Post-Closing Bonus. Subject to subsection (e) of this Section 2.1, if the Executive is continuously employed by COMSAT from the Signing Date through the Eighteen Month

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Anniversary Date and the Executive has not received or delivered a notice of termination on or before the Eighteen Month Anniversary Date, the Executive shall receive a Post-Closing Bonus in an amount equal to one hundred percent (100%) of the sum of (i) the Executive Base Salary as in effect on the Eighteen Month Anniversary Date or, if higher, as in effect immediately prior to the Signing Date, and (ii) the Executive's targeted Annual Bonus (assuming that all target levels and performance measures are achieved to the maximum extent) under COMSAT's Annual Incentive Plan for the year in which the Eighteen Month Anniversary Date occurs or, if higher, the year in which the Signing Date occurs.

     (d) Payment of Bonuses. Payment of the Executive's Closing Bonus will be made as soon as practicable (but in no event more than thirty (30) days) after the Closing Date or, if the Closing Date has not occurred as of the Drop Dead Date, as soon as practicable (but in no event more than thirty (30) days) after the Drop Dead Date. Payment of the Executive's Post-Closing Bonus will be made as soon as practicable (but in no event more than thirty (30) days) after the Eighteen Month Anniversary Date.

     (e)  Termination of Employment.

               (1) Subject to paragraphs (2), (3) and (4) of this Section 2.1(e), in order to receive a Closing Bonus or a Post-Closing Bonus, as the case may be, the Executive must be employed by COMSAT on the Closing Date, the Drop Dead Date, or the Eighteen Month Anniversary Date, as the case may be (each, a "Determination Date"), and neither the Company nor the Executive shall have delivered notice of termination of employment on or before the applicable Determination Date. Notwithstanding any other provisions of this Agreement to the contrary, if the Executive incurs a termination of employment by COMSAT for Cause or by the Executive without Good Reason, the Executive shall forfeit all rights to receive any bonus payments that have not yet become payable to the Executive under this
     Section 2.1.

               (2) If, on or before the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, on or before the Drop Dead
     Date), the Executive incurs a termination of employment (i) by COMSAT other than for Cause (as defined below) or (ii) by the Executive for Good Reason (as defined below), the Executive shall be entitled to receive a payment equal to the amount of the Closing Bonus to which he would have been entitled under this Section 2.1 had he remained continuously employed by COMSAT through the Closing Date or the Drop Dead Date, as applicable, payable in accordance with Section 2.1(d) above; provided, however, that for purposes of this paragraph (2), any and all such amounts shall be calculated based on (a) the Executive's Base Salary as in effect immediately prior to termination or, if higher, as in effect immediately prior to the Signing Date, and (b) his targeted Annual Bonus (assuming that all target levels and performance measures are achieved to the maximum extent) for the year in which such termination occurs or, if higher, the year in which the Signing Date occurs. In the event of such termination, the Executive shall forfeit all rights to receive

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     the Post-Closing Bonus which has not yet become payable to the Executive under this Section 2.1.

               (3) If, during the period commencing on the day after the Closing Date and ending on the Eighteen Month Anniversary Date, the Executive incurs a termination of employment (i) by COMSAT other than for Cause or (ii) by the Executive for Good Reason, the Executive shall be entitled to receive a payment equal to the amount of the Post-Closing Bonus to which he would have been entitled under this Section 2.1 had he remained continuously employed by COMSAT through the Eighteen Month Anniversary Date; provided, however, that for purposes of this paragraph (3), any and all such amounts shall be calculated based on (a) the Executive's Base Salary as in effect immediately prior to termination or, if higher, as in effect immediately prior to the Signing Date or the Closing Date (whichever is greater), and (b) his targeted Annual Bonus (assuming that all target levels and performance measures are achieved to the maximum extent) for the year in which such termination occurs or, if higher, the year in which the Signing Date or the Closing Date occurs (whichever is greater). Payment of any amounts payable under this paragraph (3) will be made as soon as practicable (but in no event more than thirty (30) days) after the date of the Executive's termination of employment. In the event of such termination, the Executive shall forfeit all rights to receive the Post-Closing Bonus to which the Executive would have been entitled under this
     Section 2.1 had the Executive remained continuously employed by COMSAT through the Eighteen Month Anniversary Date. Notwithstanding the foregoing, within the thirty (30) day period immediately following the Closing Date, the Executive and Lockheed shall negotiate in good faith to reach an agreement regarding the terms and conditions of the Executive's employment following the Closing Date. In the event that the Executive and Lockheed are unable to reach such an agreement and the Executive's employment is terminated either by the Executive or COMSAT within such thirty (30) day period, the Executive shall forfeit all rights to receive his Post-Closing Bonus under this paragraph (3). The failure to reach such an agreement or the Executive's termination within such thirty (30) day period shall not otherwise affect any other rights of the Executive under this Agreement.

               (4) If, on or before the Closing Date (or, if the Closing Date has not occurred as of the Drop Dead Date, on or before the Drop Dead
     Date), the Executive incurs a termination of employment by reason of the Executive's death or disability, the Executive shall be entitled to receive a payment equal to the amount of the Closing Bonus to which he would have been entitled hereunder had he remained continuously employed by COMSAT through the Closing Date or the Drop Dead Date, as applicable, payable in accordance with Section 2.1(d) above. If during the period commencing on the day after the Closing Date and ending on the Eighteen Month Anniversary Date, the Executive incurs a termination of employment by reason of the Executive's death or disability, the Executive shall be entitled to receive a payment equal to the amount of the Post-Closing Bonus to which he would have been entitled hereunder had he remained continuously

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     employed by COMSAT through the Eighteen Month Anniversary Date, payable as soon as practicable (but in no event more than thirty (30) days) after the date of the Executive's termination. Notwithstanding the foregoing, any and all amounts payable under this paragraph (4) shall be calculated based on
     (a) the Executive's Base Salary as in effect immediately prior to termination, and (b) his targeted Annual Bonus (assuming that all target levels and performance measures are achieved to the maximum extent) for the year in which such termination occurs. In the event of such termination, the Executive shall forfeit all rights to receive any payments that have not yet become payable to the Executive under Section 2.1 of this Agreement.

     (f)  Effectiveness.  Notwithstanding anything contained herein, this
Section 2.1 shall be effective as of the Signing Date. If the Closing Date has not occurred as of the Drop Dead Date, this Section 2.1 shall thereupon automatically terminate and be of no further force and effect, provided that all obligations accrued by the Executive prior to such termination of this Section
2.1 must be satisfied in full in accordance with the terms hereof."

3. SECTION 5(A) OF THE EMPLOYMENT AGREEMENT IS HEREBY AMENDED BY ADDING THE FOLLOWING NEW PARAGRAPH AT THE END OF SUCH SECTION 5(A):

     "Notwithstanding anything contained herein, the Executive shall be entitled to the benefits and payments, if any, under this Section 5(a) only in the event that the termination of the Executive's employment which gives rise to such payments occurs prior to a Change in Control."

4. SECTION 5(G) OF THE EMPLOYMENT AGREEMENT IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS SET FORTH BELOW:

     "(g) If either the Executive or COMSAT elects not to renew the Executive's employment with COMSAT at the end of the Employment Period, the Executive shall be entitled to receive payments under the SERP beginning on May 1, 2002 (the first day of the month after the end of such period), calculated in accordance with the provisions of the SERP based on the Executive's retirement on that date (i.e., without any reduction pursuant to Section 7.1(a) of the SERP), provided
                                                                      --------
that the Board reserves the discretion to waive the applicable early retirement reduction under the SERP in such event. If the Executive's employment with COMSAT under this Agreement is terminated either by the Executive for Good Reason or by COMSAT without Cause before the Executive attains age 55, the Executive shall be entitled to receive payments under the SERP beginning on December 1, 1998 (the first day of the month after the Executive's 55th birthday), calculated in accordance with the provisions of the SERP as if the Executive retired on that date (i.e., without any reduction pursuant to Section 7.1(a) of the SERP), provided that the Board reserves the discretion to waive
                     --------
the applicable early retirement reduction under the SERP in such event. If the Executive dies before payments begin under the SERP, the Executive's surviving spouse, if any, shall receive under the SERP a $200,000 lump sum death benefit, plus annual benefit payments for a ten year period equal to 50% of the Executive's accrued benefit under the SERP, according to the terms of the SERP. The provisions of this Section 5(g) shall be administered consistent with the terms of the SERP."

5. SECTION 6 OF THE EMPLOYMENT AGREEMENT IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS SET FORTH BELOW:

     "6.  Termination After Change in Control.
          -----------------------------------

     (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

          (1) A "Change in Control" of COMSAT shall be deemed to have occurred upon the happening of any one of the following events:

               (i) the acquisition by any Person (as defined below) of Beneficial Ownership (as defined below) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of COMSAT. For purposes of this Agreement, (A) the term "Person" shall have the meaning set forth in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (I) COMSAT or any of its subsidiaries, (II) a trustee or other fiduciary holding securities under an employee benefit plan of COMSAT or any of its Affiliates (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act), (III) an underwriter temporarily holding securities pursuant to an offering of such securities, or (IV) a corporation owned, directly or indirectly, by the stockholders of COMSAT in substantially the same proportions as their ownership of stock of COMSAT; and (B) the term "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act (and the terms "Beneficial Ownership" and "Beneficially Owned" shall have correlative meanings); or

               (ii) any change in the composition of the Board such that the individuals who, as of May 17, 1996, constitute those members of the Board who have been elected by the shareholders of COMSAT in accordance with the provisions of Section 303(a) of the Communications Satellite Act of 1962, as amended (the "Incumbent Directors"), cease for any reason to constitute a majority of the Board at any time; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least three-fourths (3/4) of the then Incumbent Directors shall be considered as though such individual were an Incumbent Director; or

                                       6
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               (iii)  approval by the shareholders of COMSAT of a merger, share exchange, swap, consolidation, recapitalization or other business combination involving COMSAT and any other corporation or entity (a "Transaction"), the effect of which would result in the combined voting securities of COMSAT immediately prior to the effectiveness of such Transaction continuing to represent less than sixty percent (60%) of the combined voting power of the voting securities of COMSAT, or of any surviving entity of, or parent entity following, the Transaction, immediately after the effectiveness of the Transaction; or

               (iv) approval by the shareholders of COMSAT of (A) a complete liquidation or dissolution of COMSAT, or (B) the sale or disposition by COMSAT of all or substantially all of its assets other than to a corporation or entity with respect to which following such sale or other disposition more than eighty percent (80%) of the then combined voting power of the voting securities of such corporation or entity is, immediately following such sale or disposition, Beneficially Owned by all or substantially all of the individuals and entities who were the Beneficial Owners of the voting securities of COMSAT upon or immediately before such approval; or

               (v) any event that would be required to be reported in response to Item 6(e) or any successor thereto of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

     provided, however, that none of the events described in clauses (i) through
     (v) above shall be deemed to constitute a Change in Control if, prior to the occurrence of such event, the Board adopts a resolution specifically providing that the event shall not be deemed to constitute a Change in Control for purposes of this Agreement; provided, further, that, notwithstanding the foregoing, with respect to the Lockheed Merger, the following provisions shall apply: (a) the signing of the Lockheed Merger Agreement shall not constitute a Change in Control for purposes of this Agreement, (b) the approval by the Board or COMSAT's shareholders of the Lockheed Merger or the Lockheed Merger Agreement shall not constitute a Change in Control for purposes of this Agreement, (c) the commencement or the closing of the tender offer by Lockheed to purchase shares of COMSAT's common stock as contemplated by the Lockheed Merger Agreement shall not constitute a Change in Control for purposes of this Agreement, (d) the acquisition by Lockheed or Regulus, LLC of COMSAT Government Systems, Inc. shall not constitute a Change in Control for purposes of this Agreement, and (e) upon the closing of the Lockheed Merger, a Change in Control of COMSAT shall be deemed to have occurred for purposes of this Agreement.

          (2) "Benefits Continuation Period" shall mean the period beginning on the date of the Executive's termination of employment and ending on the expiration of the Employment Period.

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

          (3) "Protected Period" shall mean the period beginning on the date of a Change in Control and ending on the last day of the Employment Period.

          (4) "COMSAT" shall mean COMSAT Corporation, a District of Columbia corporation, and, except in determining under paragraph (1) of this Section 6(a) whether or not any Change in Control of COMSAT has occurred, shall include any successor to its business and/or assets.

     (b) If a Change in Control of COMSAT occurs and the Executive's employment is terminated during the Protected Period (A) by COMSAT other than for Cause or disability, or (B) by the Executive for Good Reason, then, in lieu of any other severance payments or severance benefits payable to the Executive under Section 5(a) hereof, COMSAT shall pay the Executive the amounts, and provide the Executive with the benefits, described below.

          (1) The Executive shall be entitled to receive the following amounts during the Benefits Continuation Period: (i) the Executive's Base Salary as in effect immediately prior to the date of the Executive's termination of employment or, if higher, as in effect immediately prior to the Change in Control, and (ii) the Executive's targeted Annual Bonus (assuming that all target levels and performance measures are achieved to the maximum extent) for the year in which such date of termination occurs or, if higher, the year in which the Change in Control occurs. The payments set forth in this
     Section 6(b)(1) shall be made in accordance with COMSAT's regular practice for compensating executive personnel actively at work, provided that in no event shall such payments be made less frequently than twice per month;

          (2) During the Benefits Continuation Period, COMSAT shall provide the Executive and his dependents with life, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the date of the Executive's termination of employment or the date of the Change in Control, whichever is more favorable to the Executive; provided, however, that such benefits shall be provided on substantially the same terms and conditions and at the same cost to the Executive as in effect immediately prior to such date of termination or the date of the Change in Control, whichever is more favorable to the Executive; provided, further, that if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer's plans, COMSAT's obligations under this
     Section 6(b)(2) shall be reduced to the extent that comparable benefits are actually received by the Executive during the Benefits Continuation Period, and any such benefits actually received by the Executive shall be reported to COMSAT. In the event that the Executive is ineligible under the terms of COMSAT's benefit plans to continue to be so covered, COMSAT shall provide the Executive with substantially equivalent coverage through other sources or will provide the Executive with a lump sum payment (determined on a present value basis using the interest rate provided in section

     1274(b)(2)(B) of the Code on the date of termination) in such amount that, after all taxes on that amount, shall be equal to the cost to the Executive of providing himself or herself such benefit coverage. At the termination of the benefits coverage under the second preceding sentence, the Executive and his dependents shall be entitled to continuation coverage pursuant to section 4980B of the Code, sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if the Executive had terminated employment with COMSAT on the date such benefits coverage terminates;

          (3) COMSAT shall pay to the Executive any earned but unpaid portion of the Executive's Base Salary as of the date of the Executive's termination as in effect immediately prior to such date of termination is given, plus all other amounts to which the Executive is entitled under any compensation plan or practice of COMSAT at the time such payments are due;

          (4) As of the date of the Executive's termination of employment, the Executive shall be fully vested in his accrued benefits under the SERP and the Executive's benefits shall be determined and shall be payable pursuant to the terms of the SERP, subject to the following provisions, notwithstanding any provision of the SERP to the contrary: (i) the Executive's benefits shall be calculated without any reduction pursuant to
     Section 7.1(a) or 5.2(b) of the SERP, (ii) the Executive's Benefits Continuation Period shall be taken into account for the purpose of determining the Executive's "Highest Average Earnings Period" under the SERP, and the amounts payable to the Executive with respect to such periods pursuant to Section 6(b)(1) shall constitute "Earnings" for such purposes, provided that such payments shall be treated as paid at the time such amounts would have been paid had the Executive remained in the employ of COMSAT through the end of the Employment Period; and

          (5) COMSAT shall pay the Executive any Gross-Up Payment in accordance with the provisions of Section 7 hereof.

     (c) COMSAT shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of COMSAT to expressly assume this Agreement and all obligations of COMSAT hereunder in the same manner and to the same extent that COMSAT would be so obligated if no such succession had taken place. Failure of COMSAT to obtain such assumption prior to the effectiveness of any such succession shall entitle the Executive to terminate his employment and receive compensation from COMSAT in the same amount and on the same terms to which the Executive would be entitled hereunder if he terminates his employment for Good Reason during the Protected Period, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of the Executive's termination of employment.

          (d) Notwithstanding anything contained in this Agreement, nothing in this Section 6 shall in any way affect or create any implication with respect to any of the provisions of this Agreement as they apply to the Executive's employment (or termination of employment) prior to a Change in Control.

6. A NEW SECTION 6.1, AS SET FORTH BELOW, IS HEREBY ADDED TO THE EMPLOYMENT AGREEMENT IMMEDIATELY FOLLOWING SECTION 6 THEREOF:

          "6.1  Additional SERP Enhancement.
                ----------------------------

          Notwithstanding anything contained herein, if a Change in Control of COMSAT occurs and (i) if the Executive and Lockheed shall have negotiated in good faith during the thirty (30) day period immediately following the Closing Date to reach an agreement regarding the terms and conditions of the Executive's employment following the Closing Date and the Executive and Lockheed shall have been unable to reach such an agreement and there is a termination of the Executive's employment with COMSAT either by the Executive or COMSAT or (ii) if the Executive continues to be employed hereunder until the expiration of the Employment Period, then in either event (i) or (ii) the Executive shall be entitled to receive enhanced SERP benefits under Section 6(b)(4) of this Agreement.

7. THIS AMENDMENT SHALL BE AND IS HEREBY INCORPORATED IN AND FORMS A PART OF THE EMPLOYMENT AGREEMENT.

8.        THIS AMENDMENT SHALL BE EFFECTIVE AS OF SEPTEMBER 18, 1998.

9. EXCEPT AS SET FORTH HEREIN, THE EMPLOYMENT AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT.

               IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Amended and Restated Employment Agreement as of September 18, 1998.




                                    /s/ Allen E. Flower
                                   ------------------------------------------
                                    Allen E. Flower, Executive


                                    COMSAT Corporation


                                    By:    /s/ Betty C. Alewine
                                           ----------------------------------
                                           Betty C. Alewine
                                           President and Chief Executive Officer

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